Exhibit 99.1

FOR RELEASE TUESDAY, OCTOBER 19, 2021

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER 2021 RESULTS; RAISES 2021 OUTLOOK

●    Strong subscriber additions continue in the third quarter

MCLEAN, Va. – October 19, 2021 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2021 and updated its full-year 2021 outlook. Net loss was $2.1 million, or $0.02 per diluted share, for the third quarter of 2021, as compared to net loss of $4.0 million, or $0.03 per diluted share, for the third quarter of 2020. This decrease in net loss was primarily the result of operating profit improvements and lower net interest expenses. Operational EBITDA (“OEBITDA”)(1) for the third quarter was a record breaking $100.2 million, as compared to $93.4 million for the prior-year period, representing a year-over-year increase of 7% and an OEBITDA margin(1) of 62%. OEBITDA benefitted from increases in revenue across the board.

Iridium reported third-quarter total revenue of $162.2 million, which consisted of $127.8 million of service revenue and $34.4 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 7% versus the comparable period of 2020, while service revenue grew by 9%. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 79% of total revenue for the third quarter of 2021.

The Company ended the quarter with 1,690,000 total billable subscribers, which compares to 1,429,000 for the year-ago period and is up from 1,616,000 for the quarter ended June 30, 2021. Total billable subscribers grew 18% year-over-year, driven by growth in commercial IoT customers.

“We feel really good about the momentum we’re seeing in our business. It’s broad-based and a function of strong top line growth, good execution and strong partner activity. Together, these factors provide Iridium a clear runway for long-term growth,” said Matt Desch, CEO, Iridium. Desch continued, “With the flood of new capital making its way into the space industry, Iridium continues to distinguish itself as a leader in satellite communications by leveraging its unique network and spectrum position to connect people, vehicles and assets on the move. We continue to generate stronger free cash flow as we attract new subscribers to our network, which sets us up well as we plan for 2022.”

Commenting on its full-year outlook, Desch added, “In light of strong underlying demand and continued subscriber momentum, Iridium is raising its full-year guidance for 2021. We now expect total service revenue growth of between 5% and 6% and operational EBITDA of approximately $375 million this year.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 63% of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $101.9 million, up 11% from last year’s comparable period due to an increase in revenue from IoT, voice and data, and broadband services.

•

Commercial voice and data subscribers were up 6% from the year-ago period to 372,000 subscribers. Commercial voice and data average revenue per user (“ARPU”) remained steady at $41 during the third quarter.

•

Commercial IoT data subscribers grew 25% from the year-ago period to 1,156,000 customers, driven by continued strength in consumer personal communications and other IoT applications. Commercial IoT data ARPU was $8.93 in the third quarter, compared to $9.48 in last year’s comparable period, resulting from a growing proportion of personal communications subscribers utilizing lower ARPU plans. This effect was offset somewhat by increased usage by aviation subscribers given the increase in air traffic from last year’s third quarter.

•

Commercial broadband revenue was $11.5 million, up from $9.1 million in the year-ago period. This rise was primarily attributable to ongoing adoption of Iridium Certus® broadband service. Commercial broadband average revenue per user (“ARPU”) was $299 during the third quarter, compared to $270 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 1,541,000 billable subscribers, which compares to 1,287,000 for the year-ago period and is up from 1,463,000 for the quarter ended June 30, 2021. IoT data subscribers represented 75% of billable commercial subscribers at the end of the quarter, an increase from 72% at the end of the prior-year period.

•	Hosted payload and other data service revenue was $14.6 million in the third quarter compared to $14.5 million in the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under the Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Air Force Space Command signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium® gateway under two other contracts with the U.S. Air Force Space Command. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•

Government service revenue was $25.9 million in the third quarter compared to $25.1 million in the prior-year period, reflecting the impact of a contractual step-up in the EMSS Contract on September 15.

•

Iridium’s government business ended the quarter with 149,000 subscribers, which compares to 142,000 for the year-ago period and is down from 153,000 for the quarter ended June 30, 2021. Government voice and data subscribers increased 7% from the year-ago period to 65,000 as of September 30, 2021. Government IoT data subscribers increased 4% year-over-year to 84,000 and represented 56% of total government subscribers.

Equipment

•	Equipment revenue was $26.9 million during the third quarter, compared to $25.1 million in the prior-year quarter. The Company now expects equipment revenue to be greater this year than in 2020.

Engineering & Support

•	Engineering and support revenue was $7.5 million during the third quarter, compared to $9.4 million in the prior-year quarter, primarily due to the episodic nature of contract work.

Capital expenditures were $8.8 million for the third quarter, which includes $0.4 million of capitalized interest. The Company ended the third quarter with gross debt of $1.63 billion and a cash, cash equivalents and marketable securities balance of $289.0 million, for a net debt balance of $1.34 billion.

During the quarter ended September 30, 2021, the Company repurchased approximately 72,000 shares of its common stock under its previously announced $300 million share repurchase program at a total purchase price of $2.6 million. As of September 30, 2021, $174.9 million remained available and authorized for repurchase under this program.

2021	Outlook

The Company updated its full-year 2021 outlook for total service revenue and OEBITDA and currently anticipates:

•	Total service revenue growth of between 5% and 6% for full-year 2021 (previous outlook was for total service revenue growth of between 4% and 5%). Total service revenue for 2020 was $463.1 million.

•	Full-year 2021 OEBITDA of approximately $375 million (previous outlook was for OEBITDA of between $365 million and $375 million). OEBITDA for 2020 was $355.6 million.

•	Negligible cash taxes in 2021. Cash taxes are expected to be negligible through approximately 2023.

•	Net leverage of below 3.5 times OEBITDA at the end of 2022, assuming $300.0 million in share repurchases. Net leverage was 3.6 times OEBITDA at September 30, 2021.

(1)	Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. U.S. GAAP requires that certain of the expenses associated with the approximately $3 billion construction cost of Iridium® NEXT (the “Construction Costs”) be expensed. These Construction Costs, which beginning in 2018 principally consisted of in-orbit insurance, were excluded from Operational EBITDA through the first quarter of 2021. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, and share-based compensation expenses, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2021 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Loss to Operational EBITDA

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net loss	$(2,085)	$(4,005)	$(3,435)	$(48,129)
Interest expense, net	17,614	22,628	58,013	71,578
Income tax benefit	(1,460)	(5,685)	(20,042)	(22,943)
Depreciation and amortization	77,688	75,654	229,266	227,260
Iridium NEXT expenses, net	—	—	—	150
Share-based compensation	7,558	4,832	20,098	12,627
Loss on extinguishment of debt	879	—	879	30,209

Operational EBITDA	$100,194	$93,424	$284,779	$270,752

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, October 19, 2021. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue and OEBITDA growth, cash taxes, and leverage for 2021; cash taxes over the longer-term; anticipated equipment sales for 2021, and expected revenues from its EMSS Contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Iridium’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2021, and the Company’s Form 10-Q for the quarter ended September 30, 2021, as filed with the SEC on October 19, 2021, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,
	2021	2020
Revenue:
Service revenue
Commercial	$101,887	$91,777
Government	25,887	25,137

Total service revenue	127,774	116,914
Subscriber equipment	26,898	25,120
Engineering and support service	7,487	9,438

Total revenue	162,159	151,472

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	25,186	23,909
Cost of subscriber equipment sales	15,544	15,429
Research and development	2,815	3,116
Selling, general and administrative	25,897	20,631
Depreciation and amortization	77,688	75,654

Total operating expenses	147,130	138,739

Operating income	15,029	12,733

Other expense, net:
Interest expense, net	(17,614)	(22,628)
Loss on extinguishment of debt	(879)	—
Other income (expense), net	(81)	205

Total other expense, net	(18,574)	(22,423)

Loss before income taxes	(3,545)	(9,690)
Income tax benefit	1,460	5,685

Net loss	(2,085)	(4,005)
Series B preferred stock dividends, declared and paid excluding cumulative dividends	—	—

Net loss	$(2,085)	$(4,005)

Operational EBITDA	$100,194	$93,424

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Revenue:
Service revenue
Commercial	$287,860	$271,102
Government	77,387	75,137

Total service revenue	365,247	346,239
Subscriber equipment	72,607	67,198
Engineering and support service	20,759	23,495

Total revenue	458,613	436,932

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	71,784	69,021
Cost of subscriber equipment sales	41,243	39,772
Research and development	8,156	7,940
Selling, general and administrative	72,524	62,556
Depreciation and amortization	229,266	227,260

Total operating expenses	422,973	406,549

Operating income	35,640	30,383

Other expense, net:
Interest expense, net	(58,013)	(71,578)
Loss on extinguishment of debt	(879)	(30,209)
Other income (expense), net	(225)	332

Total other expense, net	(59,117)	(101,455)

Loss before income taxes	(23,477)	(71,072)
Income tax benefit	20,042	22,943

Net loss	$(3,435)	$(48,129)

Operational EBITDA	$284,779	$270,752

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$45,737	$42,736	7%	$130,444	$126,748	3%
IoT data(2)	30,040	25,410	18%	82,018	71,802	14%
Broadband(3)	11,461	9,120	26%	31,531	26,339	20%
Hosted payload and other data service(4)	14,649	14,511	1%	43,867	46,213	-5%

Total commercial service revenue	101,887	91,777	11%	287,860	271,102	6%
Government service revenue(5)	25,887	25,137	3%	77,387	75,137	3%

Total service revenue	127,774	116,914	9%	365,247	346,239	5%

Subscriber equipment	26,898	25,120	7%	72,607	67,198	8%

Engineering and support(6)
Commercial	1,249	1,127	11%	2,978	3,264	-9%
Government	6,238	8,311	-25%	17,781	20,231	-12%

Total engineering and support	7,487	9,438	-21%	20,759	23,495	-12%

Total revenue	$162,159	$151,472	7%	$458,613	$436,932	5%

Operational EBITDA
Operational EBITDA	$100,194	$93,424	7%	$284,779	$270,752	5%

Other
Capital expenditures(7)	$8,787	$10,612		$28,016	$29,267

Net debt(8)	$1,336,244	$1,459,048

Cash, cash equivalents and marketable securities	$289,006	$182,702

Term Loan	$1,625,250	$1,641,750
Deferred financing costs	(24,239)	(24,863)

Term Loan, net	$1,601,011	$1,616,887

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(5)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(7)	Capital expenditures based on cash spent in the respective period.
(8)	Net debt is calculated by taking the sum of the gross Term Loan B and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of September 30,
	2021	2020	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	372	352	6%
IoT data	1,156	924	25%
Broadband (4)	13.0	11.4	14%

Total commercial voice and data, IoT data and Broadband service	1,541	1,287	20%
Government
Voice and data and IoT data service
Voice and data	65	61	7%
IoT data	84	81	4%

Total government voice and data and IoT data service	149	142	5%

Total billable subscribers	1,690	1,429	18%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	7	3	133%	22	—	NM
IoT data	71	61	16%	194	122	59%
Broadband	0.4	0.3	33%	1.3	0.6	117%

Total commercial voice and data, IoT data and Broadband service	78	64	22%	217	123	77%

Government
Voice and data and IoT data service
Voice and data	1	1	0%	3	4	-25%
IoT data	(5)	2	-350%	(6)	3	-300%

Total government voice and data and IoT data service	(4)	3	-233%	(3)	7	-143%

Total net billable subscriber additions	74	67	11%	214	130	65%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
ARPU (2) (3)
Commercial
Voice and data	$41	$41	0%	$40	$40	0%
IoT data	$8.93	$9.48	-6%	$8.60	$9.25	-7%
Broadband	$299	$270	11%	$284	$263	8%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.